U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Claudav Holdings B.V.
   9 Rue Charles Humbert
   1205 Geneva
   Switzerland
2. Date of Event Requiring Statement (Month/Day/Year)
   09/08/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SVI Holdings, Inc.
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

If Amendment, Date of Original (Month/Year)

If Amendment, Date of Original (Month/Year)

----------------------------------------------------------------------------------------------------|
 Table I -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------|
1. Title of Security           |2. Amount of     |3.Ownership   |4. Nature of Indirect              |
                               |   Securities    |  Form:       |   Beneficial Ownership            |
                               |   Beneficially  |  Direct(D) or|                                   |
                               |   Owned         |  Indirect(I) |                                   |
----------------------------------------------------------------------------------------------------|
Common Stock, par value $.0001 |       8,197,200 |     D        |                                   |
                               |                 |              |                                   |
----------------------------------------------------------------------------------------------------|
 Table II -- Derivative Securities Beneficially Owned                                               |
--------------------------------------------------------------------------------------------------- |
1.Title of Derivative |2.Date Exer-       |3.Title and Amount     |4.Conver-|5.Owner-   |6.Nature of|
  Security            |  cisable and      |  of Underlying        |  sion or|  ship:    | Indirect  |
                      |  Expiration       |  Securities           | exercise|  Form of  | Beneficial|
                      |  Date(Month/      |-----------------------| price of|  Deriv-   | Ownership |
                      |  Day/Year)        |             |Amount   |deri-    |  ative    |           |
                      | Date    |Expira-  |             |or       |vative   |Security:  |           |
                      | Exer-   | tion    |  Title      |Number of|Security |(D)irect or|           |
                      | cisable | Date    |             |Shares   |         |(I)ndirect |           |
----------------------------------------------------------------------------------------------------|
                      |         |         |             |         |         |           |           |
----------------------------------------------------------------------------------------------------|

FOR CLAUDAV HOLDINGS:

/s/Barry M. Schechter                        10/22/97
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SIGNATURE OR REPORTING PERSON                  DATE